UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 2, 2009

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of May 2009 issued on June 2, 2009 appears below.

June 2, 2009

TO: All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

Federal Home Loan Bank of New York Declares a First Quarter Dividend of 5.60%

I am pleased to report that our Board of Directors has approved the dividend rate for the first quarter of 2009 of 5.60% (annualized) on May 22, 2009. The New York Home Loan Bank's dividend rate for the fourth quarter of 2008 was 3.00%. The dollar amount of the first quarter dividend was approximately $77 million. The cash dividend was distributed to member financial institutions on May 26, 2009. We believe this dividend will be particularly appreciated by our FDIC-insured members who are experiencing an increase in their FDIC insurance assessment.

The dividend reflects the New York Home Loan Bank’s low-risk profile and conservative investment strategy. The payout represents approximately 52% of net income for the quarter. The remaining 48% of net income will be put in our retained earnings to further ensure that our members’ capital is protected. We have seen increased earnings volatility across the economy in the past six months; adding to our retained earnings to build a cushion to absorb future earnings swings and stabilize future dividends is the prudent response to such volatility. After the dividend payment, unrestricted retained earnings as of March 31, 2009, will be approximately $412 million.

The FHLBNY plans to continue to build retained earnings at a calibrated pace to help ensure future regulatory compliance and provide additional protection for the capital of our stockholders. We want to keep our member lenders’ investment in the New York Home Loan Bank safe as we promote an even stronger Home Loan Bank/community bank lending network.

First Quarter 2009 Balance-Sheet Highlights

On May 15, 2009, the Federal Home Loan Bank of New York submitted its Form 10-Q to the SEC and reported that the first quarter of 2009 was a very strong quarter. The Home Loan Bank reported net income of $148.1 million, or $2.72 per share, compared with $100.2 million, or $2.30 per share for the same period in 2008. An other-than-temporary impairment ("OTTI") of $5.3 million was recorded as a charge to other income (loss) in the year’s first quarter. Net income for the quarter benefited from $38.7 million in fair value gains from interest rate swaps designated in economic hedges that matured or were nearing maturity. Net income also benefited from $19.1 million in prepayment fees received from members who prepaid advances prior to their contractual maturities, compared to $8.2 million in the prior year.

The annualized return on average equity, which is net income divided by average capital stock, retained earnings, and accumulated other comprehensive income, was 10.37% in the first quarter of 2009, compared with 8.59% for the first quarter of 2008.

First quarter 2009 net interest income, after provision for credit losses on mortgage loans held for portfolio, increased to $230.9 million, or 50.5%, from $153.4 million in the first quarter of 2008. The growth was due in part to growth in advances volume in the first quarter of 2009 relative to the first quarter of 2008 and the declining cost of debt, and in part by recording $46.9 million of net swap interest expense as a hedging expense in other income and not as an interest expense in interest margin. The comparable expense was not material in the first quarter of 2008 because of the insignificant amounts of swaps designated as economic hedges in the prior year.

At March 31, 2009, the Bank’s total assets were $128.4 billion, a decrease of $9.2 billion, or 6.7%, from December 31, 2008. Advances borrowed by members declined by $4.7 billion. Both short-term and long-term investments were lower at March 31, 2009, relative to outstanding amounts at December 31, 2008.

Advances declined by 4.3% to $104.5 billion at March 31, 2009, compared with $109.2 billion at December 31, 2008. Member demand for advance borrowings in the current year first quarter has been concentrated in the longer-term fixed-rate advance products. Outstanding amounts of short-term fixed-rate advances, adjustable-rate advances, and overnight borrowings declined at March 31, 2009, compared to outstanding balances at December 31, 2008. In the first quarter of 2009, fixed-rate advances, specifically those collateralized by marketable securities, grew and partially offset the declining demand for adjustable-rate products.

A credit OTTI charge of $5.3 million was recorded for the Bank’s MBS portfolios in the first quarter of 2009, primarily because it was deemed unlikely that the bond insurer would be able to perform under its contractual obligations to support all projected future cash flow shortfalls. Without recovery in the near term such that liquidity returns to the mortgage-backed securities market, or if the credit losses of the underlying collateral within the mortgage-backed securities perform worse than expected, or if the presumption of the ability of monoline insurers to support the insured securities that are considered too dependent on insurance continues to be negatively impacted by their future financial performance, it is likely that additional other-than-temporary impairment may occur in future periods. Recognition of additional impairment would negatively impact the Bank’s net income.

For more information, please see the Federal Home Loan Bank of New York’s regular filings with the U.S. Securities and Exchange Commission at www.sec.gov/edgar/searchedgar/webusers.htm.

Closing Observations

I would like to underscore the message contained in the member letter of May 27, 2009, from Board Chairman Mike Horn and me: the Board and management recognize the importance of keeping a conservative risk profile commensurate with a "AAA" focused organization. The Board and management will continue to work diligently to establish and maintain the philosophies and policies that support a conservative risk profile.

We anticipate that:

• The FHLBNY will continue redeeming excess capital stock each day;
• The FHLBNY will remain strong and stable;
• The FHLBNY will continue to meet all capital requirements;
• The FHLBNY will achieve positive net income for the full year;
• The FHLBNY will not incur any material OTTI charges; and
• The FHLBNY will make regular cash dividend declarations.

We are committed to control and minimize the risks associated with the investment portfolio so that we can continue to fulfill our mission to advance housing opportunities and local community development by maximizing the capacity of our community-based member lenders to serve their markets.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

June 2, 2009	By:	Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer